Exhibit (b)(iv)

Alibaba Group Holding Limited

As of November 20, 2019

Citibank, N.A. - ADR Department
388 Greenwich Street
New York, New York 10013

Listing of Alibaba Shares in Hong Kong

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of September 24, 2014, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. The Company and the Depositary have entered, and may in the future enter, into supplemental letter agreement(s) pursuant to Section 2.14 of the Deposit Agreement (such agreements, the “Restricted ADS Agreement(s)”) to enable the issuance of Restricted ADSs (as defined in the Deposit Agreement and hereinafter used as so defined) and the transactions contemplated therein. Citibank has entered, and may in the future enter, into Custodial Services Agreement(s) for Structural Safekeeping Accounts (such agreements, the “SSA Agreement(s)”), with certain holders of the Company’s ordinary shares pursuant to which Citibank holds or will hold such ordinary shares in custody (through Citibank, N.A. - Hong Kong Branch), prior to the possible deposit of such ordinary shares under the terms of the Deposit Agreement. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company hereby informs the Depositary of the following:

a)	Application has been made for the listing of the Company’s Shares for trading on the Hong Kong Stock Exchange (the “HK Listing”), and that, in connection with the HK Listing, the Company has established in Hong Kong a Register of Members (the “HK Register”);

b)	The Company has appointed Computershare Hong Kong Investor Services Limited as the Hong Kong Registrar (the “HK Registrar”) to maintain the HK Register, and the Company and the HK Registrar have arranged for the Shares trading on the Hong Kong Stock Exchange (the “HK Listed Shares”) to be eligible for delivery into, and settlement via, the Hong Kong Central Clearing and Settlement System (the “CCASS”);

c)	The Company has arranged for the registration of a portion of the Shares that constitute Deposited Securities and are not HK Listed Shares (other than the Shares that are “Restricted Securities” as defined in the Deposit Agreement) on the HK Register, and for the Shares that are “Restricted Securities” (collectively, the “Restricted Shares”) to be registered only on the Company’s Register of Members maintained in Cayman Islands (the “Cayman Register” and the Shares registered on the Cayman Register, the “Cayman Shares”); and

d)	The Company has offered HK Listed Shares to the public pursuant to Hong Kong law (the “HK IPO”), and that, for regulatory proposes, the Company has registered the offer of those HK Listed Shares included in the HK IPO with the Commission under the Securities Act pursuant to a Registration Statement on Form F-3 ASR, Reg. No. 333 - 234662, that became effective on November 13, 2019.

The purpose and intent of this Letter Agreement is to supplement the Deposit Agreement, the ADR(s) and the Restricted ADS Agreement(s) for the purpose of accommodating the HK Listing and the HK IPO. From and after the date hereof, any reference to the “Deposit Agreement” in the Deposit Agreement, any ADR(s) and any Restricted ADS Agreement(s), shall (in accordance with Section 1.13 of the Deposit Agreement) mean the Deposit Agreement as supplemented by this Letter Agreement. The Company and the Depositary agree that this Letter Agreement shall be filed as an exhibit to the Company's next Registration Statement on Form F-6 filed in respect of the ADSs registered under the Securities Act, if any.

In connection with the HK Listing and the HK IPO, and the establishment and maintenance of the HK Register, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary agree, for purposes of managing the Company’s ADR program after the HK Listing and the HK IPO, and after the establishment of the HK Register, to supplement the Deposit Agreement, the ADR(s) and the Restricted ADS Letter Agreement(s) as follows:

1.	The registration of such portion of the Shares (the “Freely Transferable Shares”) constituting Deposited Securities in respect of ADSs (other than Restricted Shares held in custody in respect of any Restricted ADSs outstanding from time to time), as may be agreed from time to time by the Depositary and the Company by allocation letter substantially in the form attached as Attachment I hereto (the “Allocation Letter”), will be transferred from registration on the Cayman Register and registered on the HK Register (the registration of any Restricted Shares constituting Deposited Securities in respect of Restricted ADSs remaining on the Cayman Register), such Freely Transferable Shares maintained on the HK Register (the “HK Shares”) shall be dematerialized for contribution into CCASS for the delivery to the CCASS account of the Custodian (the “Dematerialization of the HK Shares”), and the Custodian shall hold the HK Shares after Dematerialization of the HK Shares in custody via CCASS. The Company hereby directs, and consents to, the above re-registration of Freely Transferable Shares from Cayman Shares to HK Shares, and vice versa, and the Company and the Depositary shall cause all requisite actions to be taken for the Cayman Shares to be so registered and for the HK Shares to be so dematerialized, re-registered, contributed to CCASS and deposited with the Custodian in its custody account at CCASS; and

2.	From and after the Dematerialization of the HK Shares, all deposits of HK Shares for the issuance of ADSs, and all withdrawals of Shares upon the cancellation of ADSs (in the form of HK Shares at the request of the holder of ADSs presented for cancellation), will be made into and from the Custodian’s account at CCASS, and all corporate actions in respect of such HK Shares shall be processed via CCASS and shall be subject to the rules and procedures applicable to CCASS – eligible securities. Any deposits of HK Shares may, from and after the Dematerialization of the HK Shares and notwithstanding any prior instructions from the Company to the contrary, be accepted by the Custodian on behalf of the Depositary via CCASS without the need for prior consent from the Company. The Depositary shall implement the necessary processes under the terms of the Deposit Agreement to accept deposits of HK Shares for the purpose of issuance of ADSs, and process withdrawals of HK Shares upon cancellation of ADSs (at the request of the holder of ADSs presented for cancellation), via the Custodian’s account at CCASS. The ability of an ADS holder to elect to receive HK Shares upon presentation of ADSs for cancellation to the Depositary will be subject to the Custodian having sufficient number of HK Shares in its CCASS account (the balance of Shares to be delivered in the form of Cayman Shares); and

3.	Notwithstanding the foregoing and for avoidance of doubt, the Depositary shall continue to accept the deposit of Cayman Shares for the purpose of issuing the corresponding ADSs and to deliver Cayman Shares upon receipt of ADSs for cancellation if the delivery of Cayman Shares is requested by the holder presenting ADSs for cancellation (the default being the delivery of HK Shares), subject in each case to the terms of the Deposit Agreement and Cayman law; and

4.	The registration of all of the Restricted Shares that are Deposited Securities in respect of Restricted ADSs will remain on the Company’s Cayman Register, and the Custodian shall continue to hold the Restricted Shares that are Deposited Securities after Dematerialization of the HK Shares in custody on the Cayman Register. All deposits of Restricted Shares for the issuance of Restricted ADSs, and all withdrawals of Restricted Shares upon cancellation of Restricted ADSs, will continue to be made into and from the pool of Restricted Shares registered in the name of the Custodian (or its nominee) on the Cayman Register, subject in each case to the limitations applicable to such deposits and withdrawals set forth in the applicable Restricted ADS Agreement(s), and all corporate actions in respect of such Restricted Shares shall be processed via the Cayman Register and the registrar for the Cayman Register appointed by the Company from time to time, subject in each case to the terms of the applicable Restricted ADS Agreement(s). Any deposits of Restricted Shares shall be accepted by the Custodian on behalf of the Depositary only via the Cayman Register and only upon prior consent from the Company. Any consents given by the Company on or prior to the date hereof in respect of the deposit of Restricted Shares under the Deposit Agreement shall remain in effect after the date hereof The Depositary shall implement the necessary processes under the terms of the Deposit Agreement and the applicable Restricted ADS Agreement to continue to accept deposits of Restricted Shares for the purpose of issuance of Restricted ADSs, and process withdrawals of Restricted Shares upon cancellation of Restricted ADSs, via the pool of Restricted Shares registered in the name of the Custodian (or its nominee) on the Cayman Register, subject in each case to the limitations applicable to such deposits and withdrawals set forth in the applicable Restricted ADS Agreements(s); and

5.	The registration of the Shares held in custody under the SSA Agreements (the “SSA Shares”) will remain on the Company’s Cayman Register, and Citibank shall continue to hold the SSA Shares after Dematerialization of the HK Shares in custody on the Cayman Register. All deposits of SSA Shares for the issuance of Restricted ADSs will be made as Restricted Shares registered in the name of the Custodian (or its nominee) on the Cayman Register, subject in each case to the limitations applicable to such deposits set forth in the applicable Restricted ADS Agreement(s) and this Letter Agreement (including, for avoidance of doubt, Section 4 hereof). All corporate actions in respect of SSA Shares shall be processed via the Cayman Register and the registrar for the Cayman Register appointed by the Company from time to time, subject in each case to the terms of the applicable SSA Agreement(s). Any consents given by the Company in respect of the deposit of SSA Shares under the Deposit Agreement on or prior to the date hereof shall remain in effect after the date hereof; and

6.	In considering the laws and regulations relevant to the management and operation of the Company’s ADR program under the terms of the Deposit Agreement (including, without limitation, the Restricted ADS Agreement(s) and this Letter Agreement) and in structuring any corporate actions affecting the Deposited Securities and the outstanding ADSs, the Company and the Depositary shall consider the laws of the Cayman Islands, the U.S. and Hong Kong, as applicable, and the practices and procedures applicable to HK Listed Shares and to Shares subject to dematerialization in CCASS; and

7.	The terms of this Letter Agreement supplement the Deposit Agreement, and are not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and, as a result, notice may be given, but is not required to be given, of the terms hereof to Holders of ADSs under the Deposit Agreement; and

8.	The Depositary shall promptly after the date hereof distribute to Holders of ADSs a Depositary Notice substantially in the form of Attachment II hereto; and

9.	In connection with the HK Listing and the adjustments described above, the Depositary’s books will be closed to ADS cancellations from open of business in NY on November 21, 2019 to close of business in NY on November 25, 2019.

The Company hereby represents and warrants that (a) Shares issued and outstanding as HK Shares are validly issued under Cayman and Hong Kong law and its Articles of Association, and are of the same class as, and rank pari passu with, the Shares registered on the Cayman Register, (b) the deposit and withdrawal from time to time of HK Shares, in each case upon the terms contemplated herein, does not violate Cayman or Hong Kong law or its Articles of Association, (c) all approvals required under Hong Kong and Cayman laws to permit the deposit and withdrawal of HK Shares, in each case upon the terms contemplated herein, have been obtained, (d) none of the terms of this Letter Agreement, and none of the transactions contemplated in this Letter Agreement, violate any court judgment or order issued against the Company or any material contract to which it is a party, and (e) it shall not permit any Shares that are “Restricted Securities” (as defined in the Deposit Agreement) to be transferred from registration on the Cayman Register to registration on the HK Register unless procedures satisfactory to the Company and the Depositary are in place to prevent such Shares from being deposited under the Deposit Agreement for the issuance of freely transferable ADSs.

The Company and the Depositary acknowledge and agree that the indemnification provisions of Section 5.8 of the Deposit Agreement shall apply to the acts performed or omitted by the Depositary and the Custodian as contemplated by this Letter Agreement.

This Letter Agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York. The terms of Section 7.6 of the Deposit Agreement shall apply to this Letter Agreement and the actions taken hereunder

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: General Counsel and Secretary

CITIBANK, N.A.,
as Depositary

By:	/s/ Hank Hui
Name: Hank Hui
Title: Director

Attachment(s)

I	Allocation Letter
II	Depositary Notice

Attachment I

Alibaba Group Holding Limited

As of [_______], 20[____]

Citibank, N.A. - ADR Department
388 Greenwich Street
New York, New York 10013

Allocation of Alibaba Shares to Hong Kong Register

Ladies and Gentlemen:

Reference is made to the Letter Agreement, dated as of November 20, 2019 (the “HK Listing Letter Agreement”), by and between Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (the “Company”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), with respect to the listing of Company Shares in Hong Kong. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the HK Listing Letter Agreement.

Further to Section 1 of the HK Listing Letter Agreement, the Company and the Depositary agree as follows:

1.	The number of Freely Transferable Shares held on deposit pursuant to the Deposit Agreement to be transferred from registration on the Cayman Register to registration on the HK Register in the name of Citi Nominees Ltd (for delivery into the Custodian’s account at CCASS) [on the effective day of listing of the HK Listing] is [__] Freely Transferable Shares.

2.	At least monthly, and more frequently if deemed necessary to process ADS issuance and cancellation transactions under the Deposit Agreement, the Depositary shall monitor and notify the Company of the balance of Freely Transferable Shares held on deposit and registered on the Cayman Register and the HK Register, respectively, so that the Company and the Depositary may arrange, if the Company deems it appropriate, for the transfer of Freely Transferable Shares held on deposit under the terms of the Deposit Agreement from the Cayman Register to the HK Register, and vice versa.

3.	The Company hereby irrevocably consents to the transfers of registration of Freely Transferable Shares to and from the Cayman Register and the HK Register, as applicable, in furtherance of the transfers contemplated in Sections 1 - 2 above, and concurs with the Depositary that such transfers of registration do not entail any transfer of beneficial ownership of the applicable Freely Transferable Shares held on deposit.

The Company and the Depositary acknowledge and agree that the indemnification provisions of Section 5.8 of the Deposit Agreement shall apply to the acts performed or omitted by the Depositary and the Custodian as contemplated by this agreement.

The Company and the Depositary have caused this agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

ALIBABA GROUP HOLDING LIMITED

By:
Name:
Title:

CITIBANK, N.A.,
as Depositary

By:
Name:
Title:

cc:	Maples, as Registrar of the Cayman Register Computershare Hong Kong Investor Services Limited, as HK Registrar

Attachment II

DEPOSITARY NOTICE

To the Holders of American Depositary Shares (“ADSs”) representing the right to receive Deposited Securities.

Company:	Alibaba Group Holding Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands.
Depositary:	Citibank, N.A.
Custodian:	Citibank, N.A. - Hong Kong Branch.
Deposited Securities:	Ordinary Shares of the Company (the “Shares”).
ADS CUSIP No.:	01609W102 (freely transferable ADSs). 016099996 (Restricted ADSs).
Shares to ADS Ratio:	Eight (8) Shares to one (1) ADS.
Deposit Agreement:	Deposit Agreement, dated as of September 24, 2014, as amended and supplemented from time to time (as so amended and supplemented, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder.
Effective Date:	November 26, 2019.

The Company has informed the Depositary of the following:

a)	Application has been made for the listing of the Company’s Shares (the “HK Listed Shares”) for trading on the Hong Kong Stock Exchange (the “HK Listing”), and that, in connection with the HK Listing, the Company has established in Hong Kong a Register of Members (the “HK Register”) in addition to the Company’s Register of Members maintained in the Cayman Islands (the “Cayman Register”);

b)	The Company has appointed Computershare Hong Kong Investor Services Limited as the Hong Kong Registrar (the “HK Registrar”) to maintain the HK Register, and the Company and the HK Registrar have arranged for the HK Listed Shares to be eligible for delivery into, and settlement via, the Hong Kong Central Clearing and Settlement System (the “CCASS”); and

c)	The Company has arranged for the registration of a portion of the Shares represented by freely transferable ADSs (other than the Shares that are “Restricted Securities” as defined in the Deposit Agreement) on the HK Register (the freely transferable Shares on deposit and registered on the HK Register, the “HK Shares”, and the freely transferable Shares on deposit and registered on the Cayman Register, the “Cayman Shares”), and for the HK Shares to be eligible for settlement in CCASS. All Shares that are “Restricted Securities” (as defined in the Deposit Agreement) and represented by Restricted ADSs will continue to be registered only on the Cayman Register.

Notice is hereby given, in connection with the HK Listing and effective as of the Effective Date, of the following:

1.	A portion of the ADSs (other than Restricted ADSs) outstanding on and after the Effective Date will represent HK Shares held on deposit with the Custodian in dematerialized form via CCASS; and

2.	Deposits of Shares for the issuance of ADSs (other than Restricted ADSs), and withdrawals of Shares upon the cancellation of ADSs (other than Restricted ADSs), will be in the form of HK Shares or Cayman Shares, at the election of the person depositing Shares for issuance of ADSs or requesting the withdrawal of Shares upon cancellation of ADSs. Any deposits and withdrawals of HK Shares will be processed via the Custodian’s account at CCASS, subject to the rules and procedures applicable to CCASS – eligible securities. Any deposits and withdrawals of Cayman Shares will be processed outside of CCASS via the Cayman Register. The ability of an ADS holder to elect to receive HK Shares upon presentation of ADSs for cancellation to the Depositary is subject to the Custodian having sufficient number of HK Shares in its CCASS account (the balance of Shares to be delivered in the form of Cayman Shares); and

3.	All corporate actions in respect of the HK Shares represented by ADSs (other than Restricted ADSs) will be processed by the Custodian via CCASS and will be subject to the rules and procedures applicable to CCASS – eligible securities and to securities held in custody in Hong Kong; and

4.	The HK Listing and the adjustments described above do not affect the processing of any transactions for Restricted ADSs; and

5.	In connection with the HK Listing and the adjustments described above, the Depositary’s books will be closed to ADS cancellations from open of business in NY on November 21, 2019 to close of business in NY on November 25, 2019 (subject to completion of the movement of HK Shares into the Citibank HK’s CCASS account). The Depositary books will not close to ADS issuances or transfers during that period of time, and as a result, the issuances and transfers of ADSs, and the settlement of ADSs traded on The New York Stock Exchange, will be processed in the ordinary course.

Copies of the Deposit Agreement are available from the SEC's website at www.sec.gov and from the Depositary’s office located at 388 Greenwich Street, New York, New York 10013.

If you have any questions regarding this Depositary Notice, please call Citibank, N.A. — ADS Holder Services at 1-877-248-4237.

Citibank, N.A., as Depositary

November 20, 2019